Exhibit 99.1

 Generac Reports Fourth Quarter and Full-Year 2024 Results

Strong execution drives record fourth quarter net sales, significant margin expansion, and all-time record free cash flow generation; 2025 outlook anticipates continued net sales growth

WAUKESHA, WISCONSIN (February 12, 2025) – Generac Holdings Inc. (NYSE: GNRC) (“Generac” or the “Company”), a leading global designer and manufacturer of energy technology solutions and other power products, today reported financial results for its fourth quarter and full-year ended December 31, 2024 and initiated its outlook for the full-year 2025.

Fourth Quarter 2024 Highlights

●

Net sales increased 16% to $1.23 billion during the fourth quarter of 2024 as compared to $1.06 billion in the prior-year fourth quarter. The net effect of acquisitions and foreign currency had a slight favorable impact during the quarter.

-	Residential product sales increased 28% to $743 million as compared to $580 million last year.

-	Commercial & Industrial (“C&I”) product sales were approximately flat as compared to the prior year at $363 million.

●	Net income attributable to the Company during the fourth quarter was $117 million, or $2.15 per share, as compared to $97 million, or $1.57 per share, for the same period of 2023.

●

Adjusted net income attributable to the Company, as defined in the accompanying reconciliation schedules, was a fourth quarter record $168 million, or $2.80 per share, as compared to $126 million, or $2.07 per share, in the fourth quarter of 2023.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, was a fourth quarter record $265 million, or 21.5% of net sales, as compared to $213 million, or 20.0% of net sales, in the prior year.

●

Cash flow from operations was an all-time record $339 million as compared to $317 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was an all-time record $286 million as compared to $266 million in the fourth quarter of 2023.

Full-Year 2024 Highlights

●	Net sales increased 7% to $4.30 billion during 2024 as compared to $4.02 billion in 2023. Core sales, which excludes both the impact of acquisitions and foreign currency, increased approximately 6%.

-	Residential product sales increased 18% to $2.43 billion as compared to $2.06 billion last year.

-	C&I product sales decreased 7% to $1.39 billion as compared to $1.49 billion in the prior year.

●	Net income attributable to the Company during 2024 was $316 million, or $5.39 per share, as compared to $215 million, or $3.27 per share for 2023.

●

Adjusted net income attributable to the Company, as defined in the accompanying reconciliation schedules, was $438 million, or $7.27 per share, as compared to $335 million, or $5.40 per share, in 2023.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, for 2024 was $789 million, or 18.4% of net sales, as compared to $638 million, or 15.9% of net sales, in the prior year.

●

Cash flow from operations was a record $741 million as compared to $522 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was a record $605 million as compared to $396 million for 2023.

●

The Company repurchased approximately 1.05 million shares of its common stock during 2024 for $153 million. There is approximately $347 million remaining under the current repurchase program as of December 31, 2024. In addition, the Company repaid approximately $278 million of debt on a net basis during the year.

●

The Company is initiating its full-year 2025 net sales growth guidance to be approximately 3 to 7% as compared to the prior year, which includes a slight unfavorable impact from the net effect of foreign currency and completed acquisitions. Adjusted EBITDA margin, before deducting for non-controlling interests, is expected to be approximately 18.0 to 19.0%.

“Our fourth quarter results highlight our ability to rapidly increase production and execute on the strong demand for home standby and portable generators resulting from elevated outage activity in the second half of the year,” said Aaron Jagdfeld, President and Chief Executive Officer. “The mega-trends that support our long-term expectations were on full display in 2024 as power quality continued to deteriorate and power prices continued to increase. Power outage hours in the U.S. during the year were the highest since we began tracking the measure in 2010, while power demand expectations accelerated and efforts to decarbonize the power grid with intermittent generation sources continued. We believe the strategic investments we have made position Generac for sustained success as we provide innovative energy resiliency and efficiency solutions for homes, businesses, and critical infrastructure.”

Additional Fourth Quarter 2024 Consolidated Highlights

Gross profit margin was 40.6% as compared to 36.5% in the prior-year fourth quarter. The increase in gross margin was primarily driven by favorable sales mix and lower input costs.

Operating expenses increased $65.6 million, or 27.6%, as compared to the fourth quarter of 2023. The increase in operating expenses was primarily driven by increased employee costs to support future growth across the business, additional marketing spend to drive incremental awareness for our products, and increased incentive compensation and variable expenses given higher shipment volumes and profitability.

Provision for income taxes for the current year quarter was $27.3 million, or an effective tax rate of 18.9%, as compared to $30.0 million, or a 23.7% effective tax rate, for the prior year. The decrease in effective tax rate was primarily driven by the positive impact from earnings mix with higher earnings in lower tax jurisdictions, as well as certain unfavorable discrete tax items in the prior year that did not repeat.

Cash flow from operations was very strong at $339.5 million during the fourth quarter, as compared to $316.9 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $286.1 million as compared to $266.4 million in the fourth quarter of 2023. This significant free cash flow generation was primarily driven by record fourth quarter operating earnings as well as a meaningful reduction in working capital during the quarter.

Fourth Quarter Business Segment Results

Domestic Segment

Domestic segment total sales (including inter-segment sales) increased 20% to $1.07 billion as compared to $891.0 million in the prior year, including approximately 1% sales growth contribution from acquisitions. The strong increase in core domestic sales was driven primarily by significant growth in shipments of home standby and portable generators as we executed on the demand resulting from the elevated power outage activity in the second half of the year. In addition, higher shipments of residential energy storage systems and ecobee products also contributed to the domestic sales increase.

Adjusted EBITDA for the segment was an all-time record $242.8 million, or 22.7% of domestic segment total sales, as compared to $192.2 million in the prior year, or 21.6% of total sales. This margin improvement was primarily driven by favorable sales mix and lower input costs, partially offset by higher operating expense investments to support future growth initiatives.

International Segment

International segment total sales (including inter-segment sales) decreased 1% to $187.5 million as compared to $190.1 million in the prior year quarter, including an approximate 2% unfavorable impact from foreign currency. Core total sales growth for the segment was primarily driven by strength in Latin America, mostly offset by softness in certain European markets.

Adjusted EBITDA for the segment, before deducting for noncontrolling interests, was $22.5 million, or 12.0% of international segment total sales, as compared to $20.4 million, or 10.7% of total sales, in the prior year. This margin improvement was primarily driven by favorable sales mix and lower input costs.

2025 Outlook

The Company is initiating guidance for full-year 2025 that anticipates continued net sales growth as compared to the prior year. This is expected to be driven primarily by residential product sales growth in the mid-to-high single digit range, primarily led by shipments of home standby generators and residential energy technology solutions. C&I product sales are expected to be approximately flat as compared to the prior year. As a result of these factors, full-year net sales are expected to increase between 3 to 7% as compared to the prior year, which includes a slight unfavorable impact from the net effect of foreign currency and completed acquisitions.

Additionally, the Company expects net income margin, before deducting for non-controlling interests, to be approximately 8.0 to 9.0% for the full-year 2025. The corresponding adjusted EBITDA margin is expected to be approximately 18.0 to 19.0%.

The Company expects to generate strong levels of operating and free cash flow for the full year, with free cash flow conversion from adjusted net income between 80 to 90%.

Conference Call and Webcast

Generac management will hold a conference call at 10:00 a.m. EST on Wednesday, February 12, 2025 to discuss fourth quarter and full-year 2024 operating results. A webcast of the conference call can be accessed at the following link: https://edge.media-server.com/mmc/p/axz3e8r5.

The webcast of the conference call is also available on Generac's website (http://www.generac.com), accessed under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company’s website for 12 months.

About Generac

Generac is a total energy solutions company that empowers people to use energy on their own terms. Founded in 1959, Generac is a leading global designer, manufacturer, and provider of a wide range of energy technology solutions. The Company provides power generation equipment, energy storage systems, energy management devices & solutions, and other power products serving the residential, light commercial, and industrial markets. Generac introduced the first affordable backup generator and later created the automatic home standby generator category. The Company continues to expand its energy technology offerings for homes and businesses in its mission to Power a Smarter World and lead the evolution to more resilient, efficient, and sustainable energy solutions.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," "optimistic" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

●	fluctuations in cost, availability, and quality of raw materials, key components and labor required to manufacture our products;
●	our dependence on a small number of contract manufacturers and component suppliers, including single-source suppliers;
●	our ability to protect our intellectual property rights or successfully defend against third party infringement claims;
●	increase in product and other liability claims, warranty costs, recalls, or other claims;
●	significant legal proceedings, claims, fines, penalties, tax assessments, lawsuits or government investigations;
●	changes in U.S. trade policy, including the imposition of new or increased tariffs;
●	our ability to consummate our share repurchase programs;
●	our failure or inability to adapt to, or comply with, current or future changes in applicable laws, regulations, and product standards;
●	scrutiny regarding our sustainability practices;
●	our ability to develop and enhance products and gain customer acceptance for our products;
●	frequency and duration of power outages impacting demand for our products;
●	changes in durable goods spending by consumers and businesses or other macroeconomic conditions, impacting demand for our products;
●	our ability to accurately forecast demand for our products and effectively manage inventory levels relative to such forecast;
●	our ability to remain competitive;
●	our dependence on our dealer and distribution network;
●	market reaction to changes in selling prices or mix of products;
●	loss of our key management and employees;
●	disruptions from labor disputes or organized labor activities;
●	our ability to attract and retain employees;
●	disruptions in our manufacturing operations;
●

the possibility that the expected synergies, efficiencies and cost savings of our acquisitions, divestitures, restructurings, or realignments will not be realized, or will not be realized within the expected time period;

●	risks related to sourcing components in foreign countries;
●	compliance with environmental, health and safety laws and regulations;
●	government regulation of our products;
●	failures or security breaches of our networks, information technology systems, or connected products;
●	our ability to make payments on our indebtedness;
●	terms of our credit facilities that may restrict our operations;
●	our potential need for additional capital to finance our growth or refinancing our existing credit facilities;
●	risks of impairment of the value of our goodwill and other indefinite-lived assets;
●	volatility of our stock price; and
●	potential tax liabilities.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”), particularly in the Risk Factors section of the Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Metrics

Core Sales

The Company references core sales to further supplement Generac's consolidated financial statements presented in accordance with U.S. GAAP. Core sales excludes the impact of acquisitions and fluctuations in foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of net sales performance with prior and future periods.

Adjusted EBITDA

To supplement Generac’s consolidated financial statements presented in accordance with U.S. GAAP, the Company provides the computation of Adjusted EBITDA attributable to the Company, which is defined as net income before noncontrolling interests adjusted for the following items: interest expense, depreciation expense, amortization of intangible assets, income tax expense, certain non-cash gains and losses including certain purchase accounting adjustments and contingent consideration adjustments, share-based compensation expense, certain transaction costs and credit facility fees, business optimization expenses, provision for certain legal and regulatory charges, certain specific provisions, mark-to-market gains and losses on a minority investment, and Adjusted EBITDA attributable to noncontrolling interests. The provision for legal and regulatory charges adjusts for matters that are not part of the ordinary routine litigation or regulatory matters incidental to the Company’s business, such as class action lawsuits, government inquiries, and certain intellectual property litigation. The adjustments to net income in computing Adjusted EBITDA are set forth in the reconciliation table below. The computation of Adjusted EBITDA is based primarily on the definition included in our Credit Agreement.

Adjusted Net Income

To further supplement Generac's consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income attributable to the Company. Adjusted net income attributable to the Company is defined as net income before noncontrolling interests adjusted for the following items: amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, business optimization expenses, provision for certain legal and regulatory charges, certain specific provisions, mark-to-market gains and losses on a minority investment, other non-cash gains and losses, and adjusted net income attributable to non-controlling interests.

Free Cash Flow

In addition, the Company references free cash flow to further supplement Generac's consolidated financial statements presented in accordance with U.S. GAAP. Free cash flow is defined as net cash provided by operating activities, plus proceeds from beneficial interests in securitization transactions, less expenditures for property and equipment, and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see the accompanying Reconciliation Schedules and our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures, which includes why the Company believes these measures provide useful information to investors and the additional purposes for which management uses the non-GAAP financial information.

SOURCE: Generac Holdings Inc.

CONTACT:

Kris Rosemann

Director – Corporate Development & Investor Relations
(262) 506-6064
InvestorRelations@generac.com

Generac Holdings Inc.

Condensed Consolidated Balance Sheets

(U.S. Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$281,277	$200,994
Accounts receivable, less allowance for credit losses of $35,465 and $33,925 as of December 31, 2024 and December 31, 2023, respectively	612,107	537,316
Inventories	1,031,647	1,167,484
Prepaid expenses and other current assets	107,139	91,898
Total current assets	2,032,170	1,997,692

Property and equipment, net	690,023	598,577

Customer lists, net	152,737	184,513
Patents and technology, net	379,095	417,441
Other intangible assets, net	20,026	27,127
Tradenames, net	206,664	216,995
Goodwill	1,436,261	1,432,384
Deferred income taxes	24,132	15,532
Operating lease and other assets	168,223	203,051
Total assets	$5,109,331	$5,093,312

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$55,848	$81,769
Accounts payable	458,693	340,719
Accrued wages and employee benefits	81,485	54,970
Accrued product warranty	56,127	65,298
Other accrued liabilities	313,401	292,120
Current portion of long-term borrowings and finance lease obligations	67,598	45,895
Total current liabilities	1,033,152	880,771

Long-term borrowings and finance lease obligations	1,210,776	1,447,553
Deferred income taxes	33,185	90,012
Deferred revenue	193,260	167,008
Operating lease and other long-term liabilities	141,515	158,349
Total liabilities	2,611,888	2,743,693

Redeemable noncontrolling interest	-	6,549

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 73,785,631 and 73,195,055 shares issued as of December 31, 2024 and December 31, 2023, respectively	738	733
Additional paid-in capital	1,133,756	1,070,386
Treasury stock, at cost, 14,173,697 and 13,057,298 shares at December 31, 2024 and December 31, 2023, respectively	(1,196,997)	(1,032,921)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	2,844,296	2,519,313
Accumulated other comprehensive loss	(85,399)	(15,143)
Stockholders’ equity attributable to Generac Holdings Inc.	2,494,278	2,340,252
Noncontrolling interests	3,165	2,818
Total stockholders’ equity	2,497,443	2,343,070
Total liabilities and stockholders’ equity	$5,109,331	$5,093,312

Generac Holdings Inc.

Condensed Consolidated Statements of Comprehensive Income

(U.S. Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net sales	$1,234,801	$1,063,670	$4,295,834	$4,022,667
Costs of goods sold	733,384	674,946	2,630,208	2,657,236
Gross profit	501,417	388,724	1,665,626	1,365,431

Operating expenses:
Selling and service	144,397	113,839	526,446	448,199
Research and development	59,258	44,369	219,600	173,443
General and administrative	75,703	54,288	285,095	253,396
Amortization of intangibles	24,045	25,260	97,743	104,194
Total operating expenses	303,403	237,756	1,128,884	979,232
Income from operations	198,014	150,968	536,742	386,199

Other (expense) income:
Interest expense	(19,880)	(24,765)	(89,713)	(97,627)
Investment income	2,319	1,483	7,605	4,272
Change in fair value of investment	(35,068)	-	(38,006)	-
Loss on extinguishment of debt	-	-	(4,861)	-
Other, net	(380)	(880)	(2,329)	(2,544)
Total other expense, net	(53,009)	(24,162)	(127,304)	(95,899)

Income before provision for income taxes	145,005	126,806	409,438	290,300
Provision for income taxes	27,336	29,996	92,460	73,180
Net income	117,669	96,810	316,978	217,120
Net income attributable to noncontrolling interests	443	209	663	2,514
Net income attributable to Generac Holdings Inc.	117,226	96,601	316,315	214,606

Other comprehensive income (loss):
Foreign currency translation adjustment	(59,923)	36,784	(62,842)	57,963
Net unrealized (loss) gain on derivatives	2,253	(10,313)	(7,672)	(8,004)
Other comprehensive income (loss)	(57,670)	26,471	(70,514)	49,959
Total comprehensive income:	59,999	123,281	246,464	267,079
Comprehensive income attributable to noncontrolling interests	200	246	405	2,581
Comprehensive income attributable to Generac Holdings Inc.	$59,799	$123,035	$246,059	$264,498

Net income attributable to common shareholders per common share - basic:	$2.18	$1.59	$5.46	$3.31
Weighted average common shares outstanding - basic:	59,122,093	60,391,678	59,559,797	61,265,060

Net income attributable to common shareholders per common share - diluted:	$2.15	$1.57	$5.39	$3.27
Weighted average common shares outstanding - diluted:	60,012,948	61,038,694	60,350,412	62,058,387

Generac Holdings Inc.

Condensed Consolidated Statements of Cash Flows

(U.S. Dollars in Thousands)

(Unaudited)

	Year Ended December 31,
	2024	2023
Operating activities
Net income	$316,978	$217,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and finance lease amortization	74,025	62,408
Amortization of intangible assets	97,743	104,194
Amortization of deferred financing costs and original issue discount	3,242	3,885
Change in fair value of investment	38,006	-
Loss on extinguishment of debt	4,861	-
Deferred income taxes	(60,615)	(34,478)
Share-based compensation expense	49,248	35,492
Loss (gain) on disposal of assets	138	(285)
Other noncash charges	5,780	5,922
Excess tax benefits from equity awards	(5,069)	(977)
Net changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(82,816)	(18,272)
Inventories	122,952	262,670
Other assets	546	24,266
Accounts payable	123,571	(120,900)
Accrued wages and employee benefits	26,870	7,962
Other accrued liabilities	25,841	(27,337)
Net cash provided by operating activities	741,301	521,670

Investing activities
Proceeds from sale of property and equipment	211	2,896
Proceeds from beneficial interests in securitization transactions	-	3,294
Contribution to tax equity investment	(1,629)	(6,627)
Purchase of long-term investments	(37,821)	(32,592)
Proceeds from sale of long-term investments	2,000	-
Expenditures for property and equipment	(136,733)	(129,060)
Acquisition of businesses, net of cash acquired	(34,740)	(15,974)
Net cash used in investing activities	(208,712)	(178,063)

Financing activities
Proceeds from short-term borrowings	29,219	64,257
Proceeds from long-term borrowings	541,475	348,827
Repayments of short-term borrowings	(54,548)	(37,104)
Repayments of long-term borrowings and finance lease obligations	(794,600)	(288,699)
Stock repurchases	(152,743)	(251,513)
Payment of debt issuance costs	(3,616)	-
Payment of contingent acquisition consideration	-	(4,979)
Payment of deferred acquisition consideration	(7,421)	-
Purchase of additional ownership interest	(9,117)	(104,844)
Cash dividends paid to noncontrolling interest of subsidiary	(273)	-
Taxes paid related to equity awards	(24,769)	(10,897)
Proceeds from the exercise of stock options	27,558	7,815
Net cash used in financing activities	(448,835)	(277,137)

Effect of foreign exchange rate changes on cash and cash equivalents	(3,471)	1,801

Net increase in cash and cash equivalents	80,283	68,271
Cash and cash equivalents at beginning of period	200,994	132,723
Cash and cash equivalents at end of period	$281,277	$200,994

Supplemental disclosure of cash flow information
Cash paid during the period
Interest	$89,420	$84,027
Income taxes	148,828	100,082

Generac Holdings Inc.

Segment Reporting and Product Class Information

(U.S. Dollars in Thousands)

(Unaudited)

	Total Sales by Reportable Segment
	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Domestic	$1,057,907	$9,361	$1,067,268	$881,033	$9,977	$891,010
International	176,894	10,572	187,466	182,637	7,474	190,111
Intercompany elimination	-	(19,933)	(19,933)	-	(17,451)	(17,451)
Total net sales	$1,234,801	$-	$1,234,801	$1,063,670	$-	$1,063,670

	Total Sales by Reportable Segment
	Year Ended December 31, 2024			Year Ended December 31, 2023
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Domestic	$3,599,149	$35,932	$3,635,081	$3,276,324	$43,937	$3,320,261
International	696,685	28,700	725,385	746,343	91,552	837,895
Intercompany elimination	-	(64,632)	(64,632)	-	(135,489)	(135,489)
Total net sales	$4,295,834	$-	$4,295,834	$4,022,667	$-	$4,022,667

	External Net Sales by Product Class
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Residential products	$743,336	$580,391	$2,433,474	$2,062,929
Commercial & industrial products	363,376	362,923	1,389,469	1,494,799
Other	128,089	120,356	472,891	464,939
Total net sales	$1,234,801	$1,063,670	$4,295,834	$4,022,667

	Adjusted EBITDA by Reportable Segment
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Domestic	$242,787	$192,203	$693,203	$523,337
International	22,527	20,434	95,898	114,522
Total adjusted EBITDA (1)	$265,314	$212,637	$789,101	$637,859

(1) See reconciliation of Adjusted EBITDA to Net income attributable to Generac Holdings Inc. on the following reconciliation schedule.

Generac Holdings Inc.

Reconciliation Schedules

(U.S. Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

Net income to Adjusted EBITDA reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net income attributable to Generac Holdings Inc.	$117,226	$96,601	$316,315	$214,606
Net income attributable to noncontrolling interests	443	209	663	2,514
Net income	117,669	96,810	316,978	217,120
Interest expense	19,880	24,765	89,713	97,627
Depreciation and amortization	43,834	42,453	171,768	166,602
Provision for income taxes	27,336	29,996	92,460	73,180
Non-cash write-down and other adjustments (1)	1,894	(696)	4,757	(5,953)
Non-cash share-based compensation expense (2)	10,978	5,186	49,248	35,492
Transaction costs and credit facility fees (3)	1,068	893	5,097	4,054
Business optimization and other charges (4)	1,562	2,400	4,752	10,551
Provision for legal, regulatory, and clean energy product charges (5)	5,651	10,577	10,931	38,490
Change in fair value of investment (6)	35,068	-	38,006	-
Loss on extinguishment of debt (7)	-	-	4,861	-
Other	374	253	530	696
Adjusted EBITDA	265,314	212,637	789,101	637,859
Adjusted EBITDA attributable to noncontrolling interests	654	541	1,175	4,687
Adjusted EBITDA attributable to Generac Holdings Inc.	$264,660	$212,096	$787,926	$633,172

Net income to Adjusted net income reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net income attributable to Generac Holdings Inc.	$117,226	$96,601	$316,315	$214,606
Net income attributable to noncontrolling interests	443	209	663	2,514
Net income	117,669	96,810	316,978	217,120
Amortization of intangible assets	24,045	25,260	97,743	104,194
Amortization of deferred financing costs and original issue discount	650	983	3,242	3,885
Transaction costs and other purchase accounting adjustments (8)	445	346	2,717	2,089
Loss/(gain) attributable to business or asset dispositions (9)	-	-	65	(119)
Business optimization and other charges (4)	1,562	2,400	4,752	10,551
Provision for legal, regulatory, and clean energy product charges (5)	5,651	10,577	10,931	38,490
Change in fair value of investment (6)	35,068	-	38,006	-
Loss on extinguishment of debt (7)	-	-	4,861	-
Tax effect of add backs	(16,411)	(9,908)	(40,173)	(38,384)
Adjusted net income	168,679	126,468	439,122	337,826
Adjusted net income attributable to noncontrolling interests	443	209	663	2,514
Adjusted net income attributable to Generac Holdings Inc.	$168,236	$126,259	$438,459	$335,312

Adjusted net income attributable to Generac Holdings Inc. per common share - diluted:	$2.80	$2.07	$7.27	$5.40
Weighted average common shares outstanding - diluted:	60,012,948	61,038,694	60,350,412	62,058,387

(1) Includes (gains)/losses on the disposition of assets other than in the ordinary course of business, (gains)/losses on sales of certain investments, unrealized mark-to-market adjustments on commodity contracts, certain foreign currency related adjustments, and certain purchase accounting and contingent consideration adjustments. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Represents share-based compensation expense to account for stock options, restricted stock, and other stock awards over their respective vesting periods.

(3) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities, such as administrative agent fees and credit facility commitment fees under our Amended Credit Agreement.

(4) Represents severance and other restructuring charges related to the consolidation of certain operating facilities and organizational functions.

(5) Represents the following litigation, regulatory, and other matters that are not indicative of our ongoing operations:

•

A provision for judgments, settlements, and legal expenses related to certain patent lawsuits - $5.4 million in the fourth quarter of 2024; $9.2 million for the full year 2024; $5.2 million in the fourth quarter of 2023; and $27.3 million for the full year 2023.

•

Legal expenses related to certain class action lawsuits - $0.3 million in the fourth quarter of 2024; $1.3 million for the full year 2024; $1.0 million in the fourth quarter of 2023 and for the full year 2023;

•

Additional customer support costs related to a clean energy product customer that filed for bankruptcy in 2022 – $0.4 million for the full year 2024; and $4.4 million in the fourth quarter and for the full year 2023.

•

A provision for a matter with the Consumer Product Safety Commission (CPSC) concerning the imposition of civil fines for allegedly failing to timely submit a report under the Consumer Product Safety Act (CPSA) in relation to certain portable generators that were subject to a voluntary recall previously announced on July 29, 2021 - $5.8 million for the full year 2023.

(6) Represents non-cash losses from changes in the fair value of the Company's investment in Wallbox N.V. warrants and equity securities.

(7) Represents fees paid to creditors and the write-off of the unamortized original issue discount and deferred financing costs in connection with the refinancing of the Company's Tranche B Term Loan Facility.

(8) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, and certain purchase accounting and contingent consideration adjustments.

(9) Represents losses/(gains) attributable to the disposition of a business or assets occurring in other than ordinary course, as defined in our credit agreement.

Free Cash Flow Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net cash provided by operating activities	$339,454	$316,946	$741,301	$521,670
Proceeds from beneficial interests in securitization transactions	-	761	-	3,294
Expenditures for property and equipment	(53,334)	(51,342)	(136,733)	(129,060)
Free cash flow	$286,120	$266,365	$604,568	$395,904